UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 21, 2009

Castle Brands Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32849	41-2103550
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

122 East 42nd Street, Suite 4700, New York, New York		10168
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(646) 356-0200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 21, 2009, Castle Brands Inc. (the ‘‘Company’’) entered into an Asset Purchase Agreement, dated as of September 21, 2009 (the "Asset Purchase Agreement"), with Betts & Scholl, LLC, a Florida limited liability company ("Betts & Scholl"), pursuant to which the Company through its subsidiary acquired the assets of Betts & Scholl. Under the Asset Purchase Agreement, the Company issued to the sellers an aggregate of 7,142,858 shares of Company common stock, which may not be sold for a period of six months from the date of issuance. In addition, the Company issued a secured promissory note (the "Note") in the aggregate principal amount of approximately $1.1 million, subject to post-closing adjustment. The Note is secured by the Betts & Scholl inventory acquired by the Company under a Security Agreement (the "Security Agreement"). The Note provides for an initial payment of $250,000 and for eight equal quarterly payments of principal and interest, with the final payment due on September 21, 2011. Interest under the note accrues at an annual rate of 0.84%, compounded quarterly. The Note contains customary events of default, which if uncured, entitle the holder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Note.

Betts & Scholl is a premium wine maker formed in 2003 by Master Sommelier Richard Betts and Dennis Scholl. In connection with the acquisition, Dennis Scholl joined the Company's Board of Directors, where he will serve as an independent director, and Richard Betts has joined the the Company as Vice President and head of its newly-formed Fine Wines Division.

On September 21, 2009, the Company entered into an indemnification agreement with Dennis Scholl (the "Indemnification Agreement"). The Indemnification Agreement, which is in the same form as executed by the Company's other directors, provides that the Company will indemnify Mr. Scholl to the fullest extent permitted by Delaware law if he becomes a party to or is threatened with any action, suit or proceeding arising out of his service as a director of the Company. The Indemnification Agreement also provides that the Company will advance, if requested by an indemnified person, any and all expenses incurred in connection with any such proceeding, subject to reimbursement by the indemnified person should a final judicial determination be made that indemnification is not available under applicable law. The Indemnification Agreement further provides that if the Company maintains directors’ and officers’ liability coverage, each indemnified person shall be included in such coverage to the maximum extent of the coverage available for the Company’s directors.

Copies of the Asset Purchase Agreement, the Note, the Security Agreement and the Indemnification Agreement are filed herewith as Exhibits 2.1., 4.1, 4.2 and 10.1, respectively, and are incorporated by reference herein. The above description of the terms of the Asset Purchase Agreement, the Note, the Security Agreement and the Indemnification Agreement is qualified in its entirety by reference to such exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference herein. The shares of the Company's common stock issued under the Asset Purchase Agreement were issued in reliance on an exemption from registration afforded by Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

In connection with the closing of the Betts & Scholl acquisition, on September 21, 2009, Dennis Scholl, 53, was elected as a director of the Company. Since September 2003, Mr. Scholl has served as co-founder and managing member of Betts & Scholl, LLC. Since February 2009, Mr. Scholl has served as Miami Program Director of the John S. and James L. Knight Foundation, a charitable foundation. Since September, 1987, Mr. Scholl has been founder and vice president of Morada Ventures, a firm engaged in real estate development and venture capital investment in the technology and pharmaceutical industries.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.1 Asset Purchase Agreement, dated as of September 21, 2009, by and between Castle Brands Inc. and Betts & Scholl, LLC.

4.1 Secured Non-negotiable Promissory Note, dated as of September 21, 2009, made by Castle Brands Inc. in favor of Betts & Scholl, LLC.

4.2 Security Agreement, dated as of September 21, 2009, by and between Castle Brands Inc. and Betts & Scholl, LLC.

10.1 Form of Indemnification Agreement (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed on October 14, 2008).

99.1 Press Release dated September 22, 2009 issued by Castle Brands Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Castle Brands Inc.

September 22, 2009	By:	/s/ Alfred J. Small

Name: Alfred J. Small
Title: Senior Vice President, Chief Financial Officer, Treas. & Sec.

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Exhibit Index

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of September 21, 2009, by and between Castle Brands Inc. and Betts & Scholl, LLC
4.1	Secured Non-negotiable Promissory Note, dated as of September 21, 2009, made by Castle Brands Inc. in favor of Betts & Scholl, LLC
4.2	Security Agreement, dated as of September 21, 2009, by and between Castle Brands Inc. and Betts & Scholl, LLC
99.1	Press Release dated September 22, 2009 issued by Castle Brands Inc.